Exhibit 10.1

COVANCE INC.

ANNUAL BONUS PLAN

1.                                      Purpose: The purpose of the Covance Inc. Annual Bonus Plan (as amended, modified or supplemented, from time to time, the “Plan”) is to incent both Company and the individual performance of eligible employees of Covance Inc. (“Covance”) and its subsidiaries (collectively, the “Company”).  The Plan does not constitute an amendment, supplement or modification of any individual employment agreement between the Company and an employee.

2.                                      Eligibility: Bonuses under the Plan may only be made to eligible employees.  Eligible employees shall be employees who are full-time or part-time employees of the Company  (“Eligible Employees”) provided that:

(a)         Employees who are eligible to participate in any other Company annual cash incentive plan (such as, but not limited to, sales or commission based or other similar plans) shall not be eligible to simultaneously participate in the Plan,

(b)         The employee is employed with the Company on or before September 30 of the performance year, and

(c)          The employee is employed by the Company in good standing, not on probation or on a performance improvement program, both on December 31 of the performance year and on the payment date.

Timing with respect to the integration of employees acquired from non-Covance entities during a performance year into the Plan will be at the determination of the Chief Executive Officer (“CEO”).

3.                                      Performance Year: The plan year is from January 1 through December 31 (“Performance Year”).

4.             Target and Objectives:

(a)         Business Units. The CEO shall propose for the approval of the Compensation and Organization Committee of the Board of Directors of Covance Inc. (“the Committee”)  the business units, including Covance Corporate (“Business Unit”) and financial performance targets (“Financial Performance Target”) for each Business Unit of the Company for the Performance Year.  The performance targets shall be consistent with the Board approved budget for the Performance Year.

(b)         Individual Objectives.  All Eligible Employees shall have individual objectives for the performance year (“Objectives”).

(c)          Target Bonus Percentages.  The Committee shall approve recommended target bonus percentages for executive officers of the Company.  Target bonus percentages shall be stated as a percentage of each Eligible Employee’s base pay during the Performance Year (“Employee Target Bonus Percentage”).  Base Pay is defined as the cumulative base salary or wages (including overtime) paid to an employee during the Plan year. The product of an Eligible Employee’s Base Pay during the performance year and the applicable Employee Target Bonus Percentage represents the Eligible Employee’s target bonus amount (“Employee Target Bonus Amount”).

(d)         Performance Rating Categories and Individual Attainment Factor Ranges. The CEO shall propose, and the Committee shall approve, performance rating categories and the individual attainment factor range associated with each category under the Plan.

5.                                      Determination of Business Unit Bonus Pools and Total Bonus Pool:

(a)         The bonus pool for each Business Unit (“Business Unit Bonus Pool”) shall be determined by comparing the actual financial performance of each Business Unit to such Business Unit’s Financial Performance Target.  The Business Unit Bonus Pool shall be stated both in dollars and as a percentage of target (“Bonus Attainment Percentage”).

(b)         The Committee shall review the Business Units’ actual financial results and approve the amount of each Business Unit Bonus Pool and the total Bonus Pool before the payment of any bonuses under the Plan.  The total Bonus Pool shall be the aggregate of all Business Unit Bonus Pools.

(c)          The Committee shall also determine, and report to the independent members of the Board of Directors on, whether the Objectives of the CEO have been satisfied for the Performance Year.  The CEO shall assess the performance of the executive officers, compared to their applicable Objectives for the Performance Year, and shall review such assessments with the Committee.

6.             Bonus Pool Allocation to Eligible Employees:

(a)         The annual bonus award to Eligible Employees shall be determined by multiplying the applicable Business Unit’s Bonus Attainment Percentage by the Employee Bonus Target Amount and the Eligible Employee’s individual attainment factor (“Individual Attainment Factor”); provided, however, that with respect to employees who are not executive officers, the CEO shall have the authority to adjust, up or down, any Eligible Employees’ annual bonus award under the Plan; provided, further, however, that in no event shall the aggregate amount of the annual bonus awards to Eligible Employees of a Business Unit for a Performance Year exceed such Business Unit’s Bonus Pool as approved by the Committee.  The CEO may propose, for approval by the Committee, a discretionary reduction in the total Bonus Pool or any Business Unit Bonus Pool for any Performance Year.

7.                         Special Incentive Pool:

(a)         In the event a Business Unit exceeds its performance target, a special incentive pool (“SIP”) shall be established from which an incremental bonus award shall be made to Eligible Employees who are key executives (“Key Executives”), who shall be determined by the CEO, provided, however, that recipients of performance shares under the Employee Equity Participation Plan during the Performance Year shall not be eligible for a SIP award.

(b)         The SIP for each Business Unit shall initially be funded by an amount equal to 8% of the amount by which actual earnings exceeds the earning’s component of the Financial Performance Target. To the extent that a Business Unit’s actual net orders fall short of the net orders component of its Financial Performance Target for the Performance Year, such Business Unit’s SIP shall be reduced by an amount equal to four percent of such shortfall; provided that such reduction shall not exceed 50% of the SIP for that Business Unit as initially funded.  In addition, in the event a Business Unit fails to achieve the Return on Asset component of its Financial Performance Target for the Performance Year, such Business Unit’s SIP shall be reduced by an amount equal to 50% of such Business Unit’s SIP pool as initially funded  (i.e., without regard to the net orders adjustment, if any). The SIP will be capped at 50% of the aggregate Employee Target Bonus Amounts for SIP eligible Key Executives, and no SIP eligible Key Executive shall receive an aggregate bonus award (inclusive of their SIP award) greater than one times his or her base pay.  The executive officer responsible for each Business Unit shall have discretion in how the special incentive pool is allocated among Key Executives in such Business Unit.

8.             Adjustments:

(a)         Discretionary Adjustments.  The Committee may, in calculating the amount of each Business Unit Bonus Pool and the total Bonus Pool and in assessing the extent to which the Financial Performance Target and Objectives, in each case, have been achieved, on a basis consistent with circumstances existing when such Financial Performance Target and Objectives, in each case, were established, include or exclude, as applicable, the effect on actual performance arising from any (i) acquisition of the stock or assets of any other person or entity, (ii) divestiture of all or any of the Company’s businesses, (iii) any special charges taken in connection with restructurings or otherwise, (iv) strategic expenditures by Covance identified to the Committee, (v) force majeure events, (vi) material litigation, or (vii) any other unexpected or unforeseen extraordinary event or occurrence during the Performance Year.

(b)         Other Adjustment.  In furtherance of the second proviso of Paragraph 6(a), the computation of any Eligible Employees’ bonus award under the Plan shall be reduced for the aggregate effect of individual performance assessments that, without giving effect to such reduction, would result in annual bonus compensation awards that would otherwise exceed the amount of the Bonus Pool for any Business Unit for the Performance Year.

9.                                      Payment Dates:  Awards are expected to be paid on or about March 15 following the close of the applicable Performance Year.  The actual payment date may vary based on local country payroll cycles.  Awards are subject to all applicable tax laws and withholding requirements, and will be governed by local jurisdictions.

10.                               Administration/Disputes: The Committee shall consist of members who qualify as outside directors under applicable Internal Revenue Code and Securities and Exchange Commission (the “SEC”) rules, codes and regulations, and shall manage and administer the Plan.  No member of the Committee shall be eligible for awards under the Plan.  The Committee may adopt such policies, rules and regulations that it deems necessary for governing, managing or administering the Plan.  To the extent consistent with the Company’s Amended and Restated Certificate of Incorporation, no member of the Committee shall be liable for any action or determination with respect to the Plan, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Amended and Restated Certificate of Incorporation, as amended, modified or supplemented from time to time.  In the performance of its functions under the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, accountants, counsel and any party the Committee deems appropriate, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.  Any dispute or disagreement which shall arise under, or as a result of, or pursuant to, this Plan shall be finally determined by the Committee in its absolute and uncontrolled discretion, and any such determination or any other determination by the Committee under or pursuant to this Plan and any interpretation by the Committee of the terms of this Plan, shall be final, binding and conclusive on all persons affected thereby.

11.                               Termination of Employment:  Participation in the Plan does not create a contract of employment, or grant any Eligible Employee of the Company the right to be retained in the service of, or otherwise employed by, the Company.  Except as may be otherwise set forth in this section 11, Eligible Employees will not receive an annual bonus award under this Plan for the Performance Year in which their employment terminates for any reason or no reason or if they are terminated for any reason or no reason prior to the date the annual bonus is actually paid for the Performance Year.  Without limiting the foregoing or Paragraph 2 hereof, any Eligible Employee whose employment is terminated for wrongdoing, including, but not limited to, a violation of the Company’s Business Integrity Plan, including the code of conduct, will forfeit all rights to payment under this Plan.  Termination due to death, disability, or retirement with consent of the Company will be eligible for a prorated award based on their Base Pay in the Performance Year.  In the event of termination due to job elimination or reduction in workforce event, the CEO, at his or her sole determination, may authorize a bonus payment, in such amount as he or she shall determine, to impacted Eligible Employees.  The bonus payment date will remain unchanged for any exceptions.

12.                               Amendment, Suspension, or Termination:  The Board of Directors may, at any time, suspend, terminate, waive or amend the Plan (or provisions hereof, as applicable), in such respects as the Board deems to be in the best interest of the Company.  No amendment will adversely affect any right of any grantee, or his successors in interest, to keep any annual bonus compensation award actually paid hereunder before the effective date of the amendment.  Bonus payments under the Plan represent a discretionary benefit of employment offered to Eligible Employees.  The award of a bonus in any Performance Year or series of Performance Years does not entitle an employee to future bonus payments.  All bonus awards under this Plan shall be subject to any clawback or similar policy of the Company then in effect.

13.                               Governing Law; Binding Effect:  THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY (WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF) AND ALL QUESTIONS CONCERNING THE VALIDITY AND CONSTRUCTION THEREOF SHALL BE GOVERNED IN ACCORDANCE WITH THE LAWS OF SAID STATE; PROVIDED, HOWEVER, THAT ALL MATTERS OF CORPORATE GOVERNANCE AND OTHER CORPORATE MATTERS CONCERNING DELAWARE CORPORATION SHALL BE GOVERNED BY THE DELAWARE GENERAL CORPORATION LAW.  Except as otherwise expressly provided herein, this Plan shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and assigns.

14.                               Effective Date:  The Plan will take effect as of January 1, 2012 and supersedes in its entirety all previous versions of the Covance Inc. “Variable Compensation Plan”.

Appendix 1

Effect of Business Unit

Performance on Individual Payouts

General Staff — All Eligible Employees other than Key Executives.

Business Unit Pre-Bonus Operating Income (1)	Percentage Bonus Payout of Target (2)
0% to 85% of target	50%
100% of target	100%
115% of target	125%

(1) These are general target ranges.  In some cases (for example where a business unit earnings target is relatively low, such that a 15% variance from target is modest in amount and likely to occur, the range may be increased). For Corporate, the measure is Post-Bonus Operating Income.

Key Executive — Select senior management employees determined annually.

Business Unit Pre-Bonus Operating Income	Percentage Bonus Payout of Target (2)(3)	Orders Multiplier (4)
0% to 85% of target	50%	+/- 2.5% for every 1% orders target is exceeded (or missed) to a maximum of +/- 25% change in the regular bonus pool, which effectively increases the range of potential payouts from 38% to 144%.
100% of target	100%
115% or greater of target	115%

(2) Incremental payout rates between minimum and maximum is linear.

(3) The maximum for Key Executives excludes any payouts under the Special Incentive Pool.

(4) The orders multiplier does not apply to Corporate Key Executives, except the CEO or Corporate executives reporting to the CEO.